Exhibit 10.26
Execution Version
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement dated as of June 30, 2008 (this “Amendment”) is entered into by and between Archemix Corp. (which, together with any parent companies, subsidiaries, affiliates, successors and assigns shall be referred to as “Archemix” or the “Company”), with its principal offices at 300 Third Street, Cambridge, MA 02142, and Dr. Errol DeSouza (the “Executive”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement dated as of March 7, 2003 by and between the Company and the Executive (the “Original Agreement”).
     WHEREAS, Section 9(c) of the Original Agreement provides that it may be amended only by written agreement executed by the Company and the Executive; and
     WHEREAS, the Company the Executive desire to amend the Original Agreement as set forth below;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:
     1. Amendments. Sections 2, 3 and 4 of the Original Agreement shall be deleted in their entirety and replaced as set forth on Exhibit A hereto.
     2. Governing Law. This Amendment shall be governed by the internal laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws, and shall bind and inure to the benefit of the heirs, personal representatives, executors, administrators, successors and assigns of the parties.
     3. Effect on Original Agreement. Except as specifically provided in this Amendment, no other amendments, revisions or changes are made to the Original Agreement. All other terms and conditions of the Original Agreement remain in full force and effect.
     4. Conforming References. Upon the effectiveness of this Amendment, each reference in the Original Agreement to “this Agreement,” “hereunder,” “herein,” or other words of like import, shall mean and be a reference to the Original Agreement as amended hereby.
     5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS
     IN WITNESS WHEREOF, the undersigned have duly executed this First Amendment to Employment Agreement as of the day and year first above written.

ARCHEMIX CORP.

By:	/s/ Peter Barrett Peter Barrett
Chairman, Compensation Committee

EXECUTIVE

/s/ Errol B. De Souza

Dr. Errol B. De Souza

2

EXHIBIT A
AMENDMENT TO EMPLOYMENT AGREEMENT
June 30, 2008
     2. Term of Employment; Definitions.
     (a) Employment At Will. The Executive’s employment hereunder will be on an “at-will” basis and may be terminated by the Company or by the Executive at any time for any reason or for no reason.
     (b) Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean the Executive’s failure due to illness, accident or any other physical or mental incapacity to perform the essential functions of the Executive’s positions for ninety (90) consecutive days or an aggregate of one hundred and twenty (120) days within any period of three hundred and sixty-five (365) consecutive days during the term hereof. In the event Disability triggers payment of benefits under Section 4 that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), Disability shall mean that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Executive is unable to engage in any substantial gainful activity or is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company
     (c) Definition of “Cause”. For purposes of this Agreement, “Cause” means any of the following:
(i)	a continuing failure by the Executive to render services to the Company in accordance with the Executive’s assigned duties (other than such a failure as a result of Disability);

(ii)	any act or omission by the Executive involving willful misconduct or gross negligence which results in material harm to the Company;

(iii)	the Executive’s commission of any felony or any fraud, financial wrongdoing, willful disloyalty, deliberate dishonesty or breach of fiduciary duty in connection with the performance of the Executive’s obligations to the Company AND which materially and adversely affects the business activities, reputation, or goodwill of the Company;

(iv)	the Executive’s deliberate disregard of a Company rule or policy which materially and adversely affects the business activities, reputation, or goodwill of the Company; or

(vi)	the Executive’s material breach of this Agreement.
In the event of a termination for Cause, the Termination Notice given to the Executive by the Company shall state that the termination of employment is “for Cause.” Such written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate the Executive’s employment for Cause. The Executive shall be given the opportunity within thirty (30) calendar days of the receipt of such notice to meet with the Board to defend such act or acts, or failure to act, and the Executive shall be given fifteen (15) days after such meeting to cure such act (or failure to act) to the Board’s reasonable satisfaction. Upon failure of the Executive, within such latter fifteen (15) day period, to so cure such act or failure to act, the Executive’s employment by the Company shall be deemed terminated for Cause. All other terminations initiated by the Company (other than due to Disability) shall be referred to as termination without Cause.
     (d) Definition of “Good Reason”. For purposes of this Agreement, any termination of employment initiated by the Executive within ninety (90) days following the occurrence, without the Executive’s prior written consent, of any of the following events shall be a termination with Good Reason and the Company shall be given at least thirty (30) days prior written notice of any such Termination with Good Reason, and the Company shall have fifteen (15) days after such notice to cure such occurrence.
(i)	The appointment of a President or CEO other than the Executive to serve in such position(s) during the term of the Executive’s employment hereunder without the Executive’s consent;

(ii)	Any material reduction in the Executive’s responsibilities or authority within the Company, including, without limitation, a change in the lines of reporting such that the Executive no longer reports to the Board;

(iii)	A reduction in the Executive’s compensation except such a reduction in connection with a reduction in compensation of other Company executives at the level of senior management or with the Executive’s consent;

(iv)	A material breach of this Agreement by the Company;

(v)	Any failure by the Company to have this Agreement explicitly assumed by a successor;

(vi)	Any material reduction in the Executive’s welfare benefits in the aggregate (other than any across the board reduction imposed on substantially all other members of the Company’s senior management); or

(vii)	Any relocation of the Executive’s principal office location to a location more than thirty-five (35) miles from the Boston metropolitan area.
     All other terminations initiated by the Executive shall be considered termination without Good Reason.

     (e) Definition of “Change in Control”. For purposes of this Agreement, “Change in Control” means an event or occurrence set forth in any one or more of the following in any one transaction or series of transactions occurring within a 12-month period:
(i)	the acquisition by an individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition of more than 50% but less than 80% of the capital stock of the Company by one or more financial investors, such as venture capital or private equity firms; or

(ii)	the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or other disposition of assets of the Company having a total gross fair market value equal to or more than 40% of the total gross fair market value of the assets of the Company immediately before such sale or disposition (a “Business Combination”), unless, immediately following such Business Combination, the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”).
In no event shall any of the forgoing events or occurrences constitute a Change in Control under this Agreement if it results from the acquisition by any one person, or more than one person acting as a group, owning more than 50% of the total fair market value or total voting power of the Company’s stock, of additional stock of the Company. In all cases, the determination of whether a Change of Control has occurred shall be interpreted in a manner consistent with the definition of a change in control under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
     3. Compensation.
     (a) Base Salary. Effective as of January 1, 2008, and during the period that the Executive is employed by the Company, the Company will pay the Executive a base salary at the annualized rate of not less than $458,650, less customary deductions for taxes, benefit contributions and the like (the “Base Salary”). The Base Salary of the Executive for each calendar year subsequent to 2008 will be reviewed by the Board and may be increased, but not decreased, in the Board’s sole discretion. The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time. The Executive understands and acknowledges that the annualized amount of the Base Salary is set forth as a matter of convenience and does not constitute nor will be deemed to constitute an agreement by the Company to employ the Executive for any specific period of time.
     (b) Bonus. In addition to the Base Salary, the Executive shall be eligible to receive a bonus for his service during 2008 and each subsequent calendar year equal to up to fifty percent (50%) of the Base Salary for 2008 or such subsequent calendar year (the “Performance Bonus”). The award and amount of any Performance Bonus shall be determined based on criteria set at the sole discretion of the Compensation Committee of the Board. Any Performance Bonus will be determined and distributed on or before the 15th day of the third month following the earlier of the end of the fiscal year or the Executive’s cessation of employment.
     (c) Equity Compensation. Notwithstanding anything to the contrary in the individual agreements governing the stock options issued to the Executive under the Company’s 2001 Employee, Director and Consultant Stock Plan, as amended (the “Plan”), if the Executive ceases to be an employee of the Company or of an Affiliate (for any reason other than termination of the Executive’s employment for Cause), each stock option issued to the Executive may be exercised, if it has not previously terminated, within thirty-six (36) months after the date the Executive ceases to be an employee of the Company or an Affiliate, or within the originally prescribed term of such option, whichever is earlier, but may not be exercised thereafter. In such event, each such option shall be exercisable only to the extent that such option has become exercisable and is in effect at the date of such cessation of employment. If any such option was an ISO, any portion exercised after three (3) months from termination of employment will be a Non-Qualified Option and not an ISO. Any terms not defined herein shall be defined as set forth in the Plan or applicable option agreement.
     (d) Vacation. The Executive will be entitled to paid vacation in each calendar year and paid holidays and personal days in accordance with the Company’s policies for its senior executives as in effect from time to time.

     (e) Fringe Benefits. The Executive will be entitled to participate in any employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (including, but not limited to, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”), provided that the Fringe Benefits will not include any stock option or similar plans relating to the grant of equity securities of the Company except as provided herein. The Executive’s eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits. Nothing contained herein will require the Company to establish or maintain Fringe Benefits
     (f) Reimbursement of Expenses. During the term of this Agreement, the Company shall reimburse the Executive, in accordance with the policies and practices of the Company in effect from time to time during such term, for all reasonable and necessary traveling expenses and other disbursement incurred by the Executive for or on behalf of the Company in connection with the performance of the Executive’s duties hereunder upon presentation by the Executive to the Company of appropriate receipts and documentation therefore, as the Company may reasonably deem to be necessary. In addition, upon submission of reasonably detailed invoices, the Company will pay or reimburse the Executive for up to $10,000 (on an after-tax basis) for financial planning services each year that the Executive is employed pursuant to this Agreement. The Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same. The Company may request additional documentation or a further explanation to substantiate any business expense submitted for reimbursement and retains the discretion to approve or deny a request for reimbursement. Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year, and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive.
     4. Severance Compensation.
     (a) In the event of any termination of the Executive’s employment hereunder for any reason or for no reason, the Company (i) will pay to the Executive (or to the Executive’s estate) (A) the portion of the Executive’s Base Salary that has accrued prior to such termination and has not yet been paid and (B) an amount equal to the value of the Executive’s accrued unused vacation days, and (ii) will reimburse the Executive (or the Executive’s estate) for expenses properly incurred and documented by the Executive on behalf of the Company prior to such termination in accordance with Company policy (collectively, the “Accrued Obligations”). Such amounts will be paid within 10 days in cash in lump sum after termination of employment.
     (b) Prior to a Change in Control, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Executive shall be entitled to receive the following in addition to the Accrued Obligations; provided that Executive executes and submits a general release of all claims against the Company (including its officers, directors, employees and affiliates) in a form provided by the Company (a “General Release”) and substantially as attached hereto as Appendix 1:
(i)	Continued Salary. The Company will continue to pay to the Executive his Base Salary for a minimum period of twelve (12) months, with a continuance for each month or partial month that the Executive has not obtained full-time employment, up to an aggregate total of eighteen (18) months (the period of payment of Executive’s Base Salary after the twelfth month being referred to herein as the “Salary Extension Period”); provided, however, that in the event the Executive obtains full-time employment prior to the end of eighteen (18) months with a salary (“New Salary”) that is less than his Base Salary at the time of the termination of his employment, then for each such month or partial month through the eighteenth month, the Company will pay the Executive the difference between his Base Salary and his New Salary. Such payments shall be payable in accordance with the Company’s payroll practices as in effect from time to time; provided, however, that if Executive wishes to exercise any vested stock options issued to him under the Plan (including, without limitation, options accelerated pursuant to clause (iv) below), then the Company will pay him in a lump sum the amount of funds required to do so (subject to the withholding and other normal payroll deductions) and Executive will use such funds to exercise such options. The amount paid pursuant to the preceding proviso shall be applied to the latest Base Salary payments due in the twelve (12) month period following termination;

(ii)	Bonus. Within thirty (30) days after such termination of employment, the Company will pay to the Executive the full amount of his target Performance Bonus for the calendar year in which the termination occurs; within thirty (30) days after the 12 month anniversary of such termination of employment the Company will pay to the Executive the full amount of his target Performance Bonus for the calendar year in which the termination occurs; and if there is any Salary Extension Period, the Company will pay to the Executive within thirty (30) days after the end of the Salary Extension Period, a prorata portion of his target Performance Bonus for the calendar year in which the termination occurs determined by multiplying the full amount of his target Performance Bonus for the calendar year in which the termination occurs by the quotient obtained by dividing the number of months in the Salary Extension Period by 12;

(iii)	Continued Health Insurance. The Company will continue to provide the Executive with group health insurance and continue to pay the amount of the premium as in effect on the date of such termination for the same period of time as the Base Salary is continued pursuant to Section 4(b)(i), commencing on the effective date of such termination, subject to applicable law and the terms of the respective policies. The foregoing will constitute continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), will be subject to the Executive’s valid election of such continuation benefits under COBRA, will be administered in accordance with the requirements of COBRA and will not be construed to extend any period of continuation coverage required by law; and
(iv)	Accelerated Vesting. Any unvested portion of any stock options issued to the Executive under the Plan will immediately vest with respect to an additional number of shares that would have vested over the thirty-six (36) month period following the termination of employment.
     (c) Upon or subsequent to a Change in Control, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, and provided that the Executive executes and submits a General Release, then the Executive shall be entitled to receive the following, in addition to the Accrued Obligations:
(i)	Continued Salary. The Company will pay to the Executive an amount equal to eighteen (18) months of Base Salary;

(ii)	Bonus. Within thirty (30) days after such termination of employment, the Company will pay to the Executive the full amount of his target Performance Bonus for the calendar year in which the termination occurs; and within thirty (30) days after the eighteen (18) month anniversary of such termination of employment the Company will pay to the Executive one hundred fifty percent (150%) of the full amount of his target Performance Bonus for the calendar year in which the termination occurs;

(iii)	Continued Health Insurance. The Company will continue to provide the Executive with group health insurance and continue to pay the amount of the premium as in effect on the date of such termination for a period of eighteen months, commencing on the effective date of such termination, subject to applicable law and the terms of the respective policies. The foregoing will constitute continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), will be subject to the Executive’s valid election of such continuation benefits under COBRA, will be administered in accordance with the requirements of COBRA and will not be construed to extend any period of continuation coverage (e.g., COBRA) required by law; and

(iv)	Accelerated Vesting. Any unvested portion of any stock options issued to the Executive under the Plan will immediately vest.
     (d) In the event of the termination of the Executive’s employment hereunder by Company for Cause, the Company will pay the Accrued Obligations to the Executive.

     (e) In the event of the termination of the Executive’s employment due to Disability or death, the Executive (or his estate or representatives) shall be entitled to receive all Accrued Obligations. In addition, the unvested portion of any stock options issued to the Executive under the Plan will immediately vest with respect to an additional number of shares that would have vested over the twelve (12) month period following the termination of employment.
     (f) Notwithstanding the forgoing, if any benefits provided under this Section 4 are deferred compensation under Section 409A, any termination of employment triggering payment of such benefit must be a “separation from service” under Section 409A before payment of such benefits under the terms of this Agreement may commence. Further, if the Executive is a “specified employee” under Section 409A as of the date of his or her termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits by the Company under this Agreement, if any, that were scheduled to be paid to the Executive during the first six (6) months following the date of his or her termination of employment shall not be paid until the date that is the first business day following the last day of the six (6)-month period following the Executive’s termination of employment, at which time such delayed deferred compensation payments shall be paid in a lump sum. The terms of this Agreement shall be interpreted in a manner consistent with the provisions of Section 409A. Regardless of the forgoing or any other provision in this Agreement, the Company makes no guarantees as to the tax consequences related to any payments under this Agreement or otherwise under Section 409A.
     (g) Notwithstanding the forgoing, if any benefits provided under this Section 4, taken together with any other payments or distributions by the Company to or for the benefit of the executive, otherwise would constitute in whole or in part an “excess parachute payment” under Section 280G of the Code, the payments to the Executive under this Agreement shall be reduced to the extent necessary to avoid the application of Section 280G. The Company may elect, in the alternative, to seek stockholder approval in accordance with Section 280G with respect to such payments, provided that in no event shall the Company be deemed to have guaranteed any particular outcome with respect to such stockholder vote. The Company shall not be deemed to have guaranteed any particular tax consequences under Section 280G to the Executive.

APPENDIX 1
GENERAL RELEASE
     1. General Release. In consideration of the payments and benefits to be made under that certain Employment Agreement dated as of March 7, 2003, as amended by the First Amendment to Employment Agreement dated as of June 30, 2008, (the “Agreement”), Errol DeSouza (the “Executive”), with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Archemix Corp. (the “Company”) and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all non-waivable claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Executive Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), Sections 503 and 504 of the Rehabilitation Act, and any and all claims under any whistleblower laws or whistleblower provisions of other laws, excepting only:
(a)	rights of the Executive under this General Release and the Agreement;

(b)	rights of the Executive relating to equity awards held by the Executive as of his or her Date of Termination (as defined in the Agreement);

(c)	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(d)	rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e)	claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar Executive benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Date of Termination in accordance with applicable Company policy; and

(f)	claims for the reimbursement of unreimbursed business expenses incurred prior to the Date of Termination pursuant to applicable Company policy.
     2. No Admissions. The Executive acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
     3. Application to all Forms of Relief. This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
     4. Specific Waiver; Exclusions. The Executive specifically acknowledges that his or her acceptance of the terms of this General Release is, among other things, a specific waiver of his or her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to constitute or require a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.
     5. No Complaints or Other Claims. The Executive acknowledges and agrees that neither he/she nor any of his/her agents or assigns has, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
     6. Additional Obligations And Covenants. In consideration of the payments and benefits offered to be made under the Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged by the Executive, the Executive agrees to the following additional obligations and covenants:
(a)	Confidentiality. The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, communicate to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Executive during the Executive’s employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this General Release).
(b)	Return of Company Material. The Executive represents that, as of the date he or she signs this Agreement, he or she has returned to the Company all Company Material (as defined below). For purposes of this Section 6(b), “Company Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Executive’s compensation or Executive benefits.

(c)	Cooperation. Following the Termination Date, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company Affiliated Group.

(d)	Nondisparagement. The Executive agrees not to communicate negatively about or otherwise disparage any Company Released Party or the products or businesses of any of them in any way whatsoever.

(e)	Nonsolicitation. The Executive agrees that for the period of time beginning on the date hereof and ending on the second anniversary of the Executive’s Date of Termination, the Executive shall not, either directly or indirectly, solicit, entice, persuade, induce or otherwise attempt to influence any person who is employed by any member of the Company Affiliated Group to terminate such person’s employment by such member of the Company Affiliated Group. The Executive also agrees that for the same period of time he or she shall not assist any person or entity in the recruitment of any person who is employed by any member of the Company Affiliated Group. The Executive’s provision of a reference to or in respect of any individual shall not be a violation this Section 6(e).
     7. Conditions of General Release.
(a)	Terms and Conditions. From and after the Date of Termination, the Executive shall abide by all the terms and conditions of this General Release and the terms and any conditions set forth in any employment or confidentiality agreements signed by the Executive, which is incorporated herein by reference.

(b)	No Representation. The Executive acknowledges that, other than as set forth in this General Release and the Agreement, (i) no promises have been made to him or her and (ii) in signing this General Release the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning the General Release or concerning any other thing or matter.

(c)	Injunctive Relief. In the event of a breach or threatened breach by the Executive of any provision of this General Release, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate or insufficient.
     8. Voluntariness. The Executive agrees that he or she is relying solely upon his or her own judgment; that the Executive is over eighteen years of age and is legally competent to sign this General Release; that the Executive is signing this General Release of his or her own free will; that the Executive has read and understood the General Release before signing it; and that the Executive is signing this General Release in exchange for consideration that he or she believes is satisfactory and adequate.
     9. Legal Counsel. The Executive acknowledges that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.
     10. Complete Agreement/Severability. This General Release (excepting                     , which are incorporated by reference and shall survive the signing of this document) constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release. All provisions and portions of this General Release are severable. If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

     11. ADEA/OWBP Acceptance and Revocation Period. It is the Company’s desire and intent to make certain that the Executive fully understands the provisions and effects of this General Release To that end, he or she has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this document. Also, because the Executive is over the age of 40, and consistent with the provisions of the ADEA, which prohibits discrimination on the basis of age, the Executive acknowledges that he or she has been given a period of twenty-one (21) days within which to consider this General Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this General Release at any time within this period of time by signing the General Release and returning it to the Company. This General Release shall not become effective or enforceable until seven (7) calendar days after the Executive signs it. The Executive may revoke his or her acceptance of this General Release at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this General Release for all purposes.
     Consistent with the provisions of the ADEA and other federal discrimination laws, nothing in this General Release shall be deemed to prohibit the Executive from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this General Release shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that the Executive’s signing of this General Release constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to the Executive under the Agreement in the event that the Executive successfully challenges the validity of this release and prevail in any claim under the Federal Discrimination Laws.
     12. Governing Law; Jurisdiction. Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflicts of law principles thereof. Both parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement , or to its breach, shall be commenced in a court of competent jurisdiction in Massachusetts and that venue shall lie exclusively in Middlesex or Suffolk County, Massachusetts. Both parties further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

     IN WITNESS WHEREOF, the Executive has executed this General Release as of the date last set forth below.

ARCHEMIX CORP.

By:

Name:
Title:
Date:

EXECUTIVE

Signature:

Printed Name:

Date:

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